Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact:	Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. PRICES COMMON STOCK OFFERING

FRISCO, TEXAS, March 30, 2005 — Comstock Resources, Inc. (“Comstock” or the “Company”)(NYSE:CRK) announced today that it has priced a public offering of 4,545,454 shares of its common stock at a price of $27.50 per share.

Net proceeds from the offering, after deducting underwriters’ discounts and expenses, are expected to be approximately $121 million. The offering is expected to close on April 4, 2005. The proceeds will initially be used to reduce amounts outstanding under the Company’s bank credit facility, which then will be available to fund the Company’s recently announced $192.5 million acquisition of oil and gas properties from EnSight Energy Partners, L.P.

The underwriters of the offering were Raymond James, Harris Nesbitt and Johnson Rice & Company. These securities are only being offered pursuant to a prospectus, which can be obtained by contacting Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida, 33716, phone number (727) 567-2400.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol CRK.